Support Agreement

     This Support Agreement (the "Agreement") is made as of the 29th day of November, 1994, by and between GSF Energy Inc., a Delaware corporation ("GSF"), and Ridgewood Electric Power Trust I, a Delaware business trust ("Ridgewood").

                           BACKGROUND

          [Capitalized terms used herein are defined, unless otherwise indicated, in Section 1 of this Agreement]

     WHEREAS, GSF and Ridgewood are limited partners in the Partnership;
and

     WHEREAS, the Partnership will contract with GSF for the supply of fuel to the Partnership, and the Partnership will acquire business assets of GSF's and succeed to a portion of GSF's business; and

     WHEREAS, as a condition to Ridgewood's becoming a limited partner in the Partnership, Ridgewood is requiring GSF to indemnify Ridgewood against certain environmental and fuel supply matters, all as more fully set forth in this Agreement; and

     WHEREAS, GSF anticipates deriving certain economic benefits from Ridgewood's becoming a limited partner in the Partnership and is willing to undertake such indemnification obligations.

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                        TERMS AND CONDITIONS

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. DEFINED TERMS. The following capitalized terms shall have the following meanings when used in this Agreement.

     "Contamination" shall mean any Hazardous Material that actually or allegedly as of the date hereof is, or at any time prior to the date hereof was, located on or at the Facility Site or emanates or has emanated from the Facility Site, and any Hazardous Material that actually or allegedly has migrated or migrates onto the Facility Site from the Landfill either before or after the date hereof; provided however, that "Contamination" shall not include any Hazardous Material that is located on or at the Facility Site or has emanated or emanates from the Facility Site (including without limitation any Hazardous Material that actually or allegedly has migrated or migrates onto the Facility Site from the Landfill), to the extent resulting from either (a) an act by Ridgewood, its successors or assigns, or (b) the operation of the Facility after the date of the partnership's formation, other than the operation of the Selexol Equipment (as more fully described on Schedule A to the Bill of Sale dated even date herewith between GSF and the Partnership).

     "Distribution Payment" shall have the meaning given such term in
Section 2(a)(ii) hereof.

     "Environmental Losses" shall mean any and all damages, fines, penalties, liabilities and expenses (including reasonable attorneys' fees and investigation and court costs) arising out of claims, suits, awards of damages and orders that arise or are alleged to have arisen from any Contamination; provided however, that the term "Environmental Losses" shall not include, or be deemed to include, any damage, fine, penalty, liability or expense arising out of any claim, suit, award of damage or order brought against Ridgewood or any affiliate of Ridgewood by one or more investors in Ridgewood or its affiliates, in its or their capacity as such, including without limitation any claims or suits involving a violation of any state or federal securities law.

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     "Facility" shall mean the electric generating facility, fired by landfill or other gas, and related equipment, located on the Facility Site and owned by the Partnership.

     "Facility Site" shall mean have the meaning given such term in the Gas Supply contract.

     "Fiscal Year" shall have the meaning given such term in the Partnership Agreement.

     "Gas Supply Contract" shall mean the Gas Sale and Purchase Agreement dated even date herewith between the Gas Supplier and the Partnership, pursuant to which the Partnership purchases landfill gas from the Gas Supplier to fuel the Facility.

     "Gas Supplier" shall mean GSF Energy Inc., in its capacity as supplier of landfill gas under the Gas Supply Contract and not in its capacity as a partner in the Partnership.

     "GSF Obligations" shall have the meaning given such term in Section 2 hereof.

     "Hazardous Material" shall mean any substance or waste that is regulated by any federal, state or local law as a substance or waste that may present a risk of endangering human health or safety or of degrading the environment, and shall include, but is not limited to, the following materials, including those specified in the regulations adopted pursuant to the following laws:

          "Hazardous substance," as defined in Section 9601 of title 42 of the United States Code, and in Section 25281 of the California Health and Safety Code, including, but not limited to, petroleum products.

          "Waste," as defined in Subdivision (d) of Section 13050 of the California Water Code, that is discharged or deposited where it is, or probably will be, discharged into the waters of the state and which creates or threatens to create, a condition of pollution or nuisance, as specified in Section 13304 of the California Water Code.

     "Indemnification Payment" shall have the meaning given such term in
Section 2(a)(i) hereof.

     "Landfill" shall mean the municipal solid waste landfill located in Orange County, California, and referred to as the Olinda/Olinda Alpha Sanitary Landfill, as described more fully in Appendix B to the Gas Supply Contract.

     "Maximum Liability Cap" shall have the meaning given such term in the Gas Supply Contract.

     "Net Cash Flow" shall have the meaning given such term in the Partnership Agreement.

     "Operating Agreement" shall mean the Operating, Maintenance and Administrative Services Agreement dated even date herewith, between the Partnership and the Operator, pursuant to which the Operator operates, maintains and provides administrative services for the Facility, all for the benefit of the Partnership.

     "Operator" shall mean GSF Energy Inc., in its capacity as operator under the Operating Agreement and not in its capacity as partner in the Partnership.

     "Partnership" shall mean Brea Power Partners, L.P., a Delaware limited partnership.

     "Partnership Agreement" shall mean the Agreement of Limited
Partnership dated 12 October 1994, among Ridgewood, GSF and Brea Power (I), Inc., pursuant to which the Partnership was formed and is governed.

     "Ridgewood Interest" shall mean the interests in the Partnership owned by Ridgewood.

     "Ridgewood Interest Purchase Price" shall have the meaning given such term in Section 3(b) hereof.

2.     OBLIGATIONS OF GSF.

(a) GSF hereby undertakes the following obligations with respect to Ridgewood (collectively, the "GSF Obligations"):

     (i) GSF shall indemnify, defend and hold Ridgewood harmless from and against any Environmental Losses asserted or levied against Ridgewood in its capacity as a limited partner of the Partnership (the
     "Indemnification Payment");

     (ii) If the Partnership suffers any Environmental Losses for a Fiscal Year, GSF shall, subject to Section 2(c) hereof, make payments to Ridgewood calculated in accordance with Section 2(b) hereof (the "Distribution Payment"); and

     (iii) GSF shall purchase the Ridgewood Interest under the scenarios set forth at, and in accordance with the provisions of, Section 3 hereof.

(b)  The Distribution Payment shall equal the following:

     (i) The amount that would have been distributed to Ridgewood, calculated for the fourth quarter of the Fiscal Year, in accordance with Article V of the Partnership Agreement, if Net Cash Flow during the fourth quarter of such Fiscal Year had been increased by the amount of Environmental Losses suffered by the Partnership during such Fiscal Year; less

     (ii) the amount actually distributed to Ridgewood, calculated for the fourth quarter of the Fiscal Year, in accordance with Article V of the Partnership Agreement.

The Distribution Payment shall be calculated annually, promptly after the close of the Partnership's Fiscal Year (as determined in accordance with the Partnership Agreement), and shall be paid in full within thirty (30) calendar days of such calculation.

(c) If Environmental Losses, in the aggregate, either cumulative from time to time or at one time, asserted or levied against the Partnership from equals or exceeds Four Million Dollars ($4,000,000), GSF shall have the option to terminate its obligation to pay any further Distribution Payment. GSF shall exercise such option by giving written notice to Ridgewood.

3.     RIDGEWOOD PUT OPTION.

(a) Ridgewood may require GSF to purchase the Ridgewood Interest in the following situations, for the Ridgewood Interest Purchase Price calculated in accordance with Section 3(b) hereof:

     (i) GSF has notified Ridgewood of its election to terminate its Distribution Payment obligation in accordance with Section 2(c) hereof;

     (ii) The Partnership has terminated the Gas Supply Contract in accordance with Section 10.03 thereof; or

     (iii) The Gas Supplier has fully expended the Maximum Liability Cap (as such Cap may have been increased in accordance with Section 10.04 of the Gas Supply Contract); or

     (iv) The Gas Supplier has terminated the Gas Supply Contract in accordance with Section 10.05 thereof and the Partnership is unable to secure an adequate supply of landfill or other gas for use by the Facility on terms substantially similar to the material terms of the Gas Supply Contract.

Ridgewood's option must be exercised within sixty (60) calendar days of notice to Ridgewood of the occurrence of the event triggering such option right, which notice shall expressly state that an even triggering such option right has occurred and that Ridgewood must exercise its right within sixty (60) days, after which time such option, if unexercised, shall expire.

(b) The purchase price for the Ridgewood Interest (the "Ridgewood Interest Purchase Price") shall be an amount such that the sum of the discounted present values, discounted to the date of

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the Partnership's formation, of the following three amounts equals Three
Million One Hundred Thousand Dollars ($3,100,000), which amount shall, once calculated, be adjusted to reflect any reductions in Ridgewood's interest in Partnership distributions subsequent to the formation of the Partnership to arrive at the final Ridgewood Interest Purchase Price:

     (i)  The Ridgewood Interest Purchase Price; and

     (ii) Distributions made to Ridgewood (including its successors and assigns) in accordance with Article V of the Partnership Agreement; and

     (iii)  Distribution Payments made to Ridgewood, if any.

For purposes of calculating the Ridgewood Interest Purchase Price, the applicable discount rate shall equal 1.17% per month, and each cash flow shall be deemed to have occurred at the end of the month in which it was received.

4.     GSF CALL OPTION.

(a) GSF may require Ridgewood to sell the Ridgewood Interest to GSF in the following situations, for a purchase price calculated in accordance with Paragraph (b) of this Section 4:

     (i)  The Fuel Contract is terminated; or

     (ii)  The Power Contract is terminated.

GSF's option must be exercised within sixty (60) calendar days of the occurrence of the event triggering such option right, after which time such option, if unexercised, shall expire.

(b) If GSF exercises its right to purchase the Ridgewood Interest, it shall pay Ridgewood a purchase price equal to the greater of (i) the fair market value, on the date of transfer, of the Ridgewood Interest or (ii) the Ridgewood Interest Purchase Price, as calculated in accordance with
Section 3(b) hereof.

5. TERM. This Agreement shall commence as of the date set forth above and shall continue in full force and effect until such time as Ridgewood (or any successor or assign thereof) no longer owns the Ridgewood Interest, at which time this Agreement shall terminate. Upon such termination, all obligations of GSF hereunder not yet due and owing shall cease and be of no further force and effect, except for any indemnification obligation, which shall continue in full force and effect.

6. NOTICE OF CLAIMS. The provisions of Section 12.4 of the Operating Agreement, "Obligations of the Indemnitor and Indemnitee," are hereby incorporated into this Agreement as if set forth in full herein, and shall govern all aspects of Ridgewood's assertion of a claim for indemnification hereunder.

7. NOTICES. Any notice, demand, request or other communication given hereunder shall be deemed sufficient if in writing and delivered personally against receipt or by private carrier or registered or certified mail, return receipt requested, postage prepaid, or telecopied, delivered to the addresses or telecopy numbers set forth below or such other address or telecopy numbers as shall be designated by notice given in accordance with this Section 7. Any notice given pursuant to this Section 7 shall be effective (i) if given by U.S. postal service, upon the fifth (5th) business day after posting and (ii) if given by overnight or personal courier service or telecopied, upon the business day immediately following posting or telecopying.

     To GSF:          GSF Energy Inc.
                    7201 Hamilton Boulevard
                    Allentown, Pennsylvania  18195-1501
                    Attention:     Corporate Secretary
                    Telecopy:     (610) 481-5765

     Copy to:          Air Products and Chemicals, Inc.
                    7201 Hamilton Boulevard
                    Allentown, Pennsylvania  18195-1501
                    Attention:     Vice President and General Manager,
                                   Environmental and Energy Systems
                    Telecopy:     (610) 481-5084

     To Ridgewood:     Ridgewood Electric Power Trust I
                    c/o Ridgewood Power Corporation
                    947 Linwood Avenue
                    Linwood, New Jersey 07450
                    Attention:     President
                    Telecopy:     (201) 447-0474

8. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other, which consent may be withheld in such party's sole discretion; provided however, that notwithstanding the foregoing, Ridgewood shall have the right to assign its right, title and interest hereunder for collateral security purposes in connection with debt financing without the consent of GSF. Ridgewood is the sole beneficiary of this Agreement, it being expressly understood that no third-party beneficiary rights are or shall be deemed to be created hereby.

9. SEVERABILITY. If any provision of this Agreement is held for any reason to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect any of the remaining provisions hereof, and this Agreement shall be enforced as if such invalid and unenforceable provision had not been contained herein.

10. HEADINGS. The Section headings contained in this Agreement are for convenience and ease of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or of any provision hereof.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

12. AMENDMENT. No amendment, alteration, modification or waiver of any terms or provisions of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws (but not the law of conflict of laws) of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed as of the day and year first above written.

                         GSF ENERGY INC.



                         By: /s/ Wayne A. Hinman
                         Name:  Wayne A. Hinman
                         Title:  President



                         RIDGEWOOD ELECTRIC POWER TRUST I,
                         by Ridgewood Power Corporation, its managing shareholder



                         By:  /s/ Robert E. Swanson
                         Name:  Robert E. Swanson
                         Title:  President